KRONOS WORLDWIDE, INC. ANNOUNCES QUARTERLY DIVIDEND

DALLAS, TEXAS – February 27, 2013 – Kronos Worldwide, Inc. (NYSE:  KRO) announced that its board of directors has declared a regular quarterly dividend of fifteen cents ($0.15) per share on its common stock, payable on March 21, 2013 to stockholders of record at the close of business on March 11, 2013.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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